LOEB&LOEB LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

April 8, 2016

Liberated Syndication Inc. 5001 Baum Boulevard, Suite 770 Pittsburgh, Pennsylvania 15213

Ladies and Gentlemen:

We have acted as special counsel to Liberated Syndication Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-209599) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of a distribution by FAB Universal Corp. (“FAB Universal”) of  20,805,860 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  The Shares consist of 20,804,860 shares of Common Stock (the “Distribution Shares”) which will be distributed to FAB Universal, the sole stockholder of the Company, on or around the effective date of the Registration Statement and 1,000 shares of Common Stock (the “Initial Shares”) currently held by FAB Universal.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that (i) upon the issuance of the Distribution Shares to FAB Universal, the Distribution Shares will have been duly authorized for issuance by the Company and will be validly issued, fully paid and nonassessable, and (ii) the Initial Shares have been duly authorized for issuance by the Company and are validly issued fully paid and nonassessable.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution.  We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules

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Liberated Syndication Inc. April 8, 2016 Page 2

and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP